UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 10, 2008 (November 6, 2008)

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

990 Highland Drive, Suite 206 Solana Beach, CA	92075
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(858) 720-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Reference is made to the press release appended hereto as Exhibits 99.1.

Item 8.01 Other Events

On November 6, 2008, Surge Energy Resources, Inc., a wholly owned subsidiary of Surge Global Energy, Inc., concluded leasing approximately 640 acres in Crane County, Texas at a cost of about $140,000. Surge Energy Resources plans on drilling its first oil & gas discovery well, the Surge #1 well, within the next 30 days and will retain a 75% working interest in the property.

The Surge Texas Prospect was acquired in conjunction with Stephen Hamilton, whose father J. Marvin Hamilton discovered the successful Costa Field located about one mile from Surge’s leases. The Costa Field produced (at current price levels) over $100 million in gross oil & natural gas income.  Geology reports and analysis indicate that the acreage that Surge has leased, and will drill on, has five potential pay zones,  the Upper Clearfork, Lower Clearfork, Tubb, Wolfcamp and Devonian zones. The first well on the leases will be drilled to a depth of 5,500 feet to test all five of these potential pay zones. The acreage acquired has room for 4-6 subsequent wells once the field has been delineated.  Drilling costs will approximate $450,000 and will be paid using existing cash on hand. Drilling is estimated to take two weeks at which time the well will be logged and a determination made whether to complete the well or abandon.

Mr. Hamilton’s company will receive a carried 15% working interest on the property and all wells drilled thereon in consideration for his services as an engineer, consultant, and for providing geological information necessary to locate and establish the area of potential reserves.

Item 9.01 Financial Statements and Exhibits.

Exhibit

99.1     Press release dated November 10, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC.,
a Delaware corporation

Date: November 10, 2008	By:	/s/ E. Jamie Schloss
E. Jamie Schloss, Chief Executive Officer